Exhibit 99.1

Zynex Announces Second Quarter 2020 Earnings

•	Revenue increased 87% year over year to $19.3 million

•	Orders increased 37%

•	Net income of $3.0 million; Diluted EPS $0.09

•	Adjusted EBITDA increased 69% to $4.8 million

ENGLEWOOD, CO – July 28, 2020 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its second quarter ended June 30, 2020.

Second Quarter Financial Results Summary:

For the second quarter, the Company reported net revenue of $19.3 million, an 87% increase over the second quarter of 2019. Gross margins were 79% in the second quarter of 2020 and net income was $3.0 million.

Adjusted EBITDA was $4.8 million in the second quarter of 2020.

The Company generated $2.7 million of cash from operations during the second quarter of 2020. As of June 30, 2020, the Company had working capital of $23.8 million compared to $17.4 million at December 31, 2019. Cash on hand was $16.9 million at the end of the second quarter.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am excited to announce our sixteenth consecutive quarter of positive net income. In the second quarter, we posted revenue of $19.3 million, which is the highest quarterly revenue in the history of the Company and net income of $3.0 million. Orders grew 37% compared to the second quarter of 2019.

Similar to most companies we have seen the impact of the COVID-19 pandemic, not only on the availability of physicians to prescribe our products but also on navigating employee and supply chain issues. Our continued order growth during this pandemic shows the strength of relationships our sales force has with many prescribers and the need for them to prescribe non-opioid, non-addictive prescription strength solutions for their patients in pain.

In the second quarter, we continued to focus on the execution of our growth strategy and the related growth of our sales force as we eclipsed 300 sales reps. We expect the addition of new sales reps to have an impact on order and revenue growth later this year and going forward. In addition, we continue to invest in our infrastructure to support the increase in order volume.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Third Quarter and Full Year 2020 Guidance:

The estimated range for third quarter revenue is between $22.3 and $22.8 million with Adjusted EBITDA between $2.3 and $2.8 million. The revenue estimate is approximately 89% to 93% above 2019 third quarter revenue of $11.8 million. Third quarter revenue and Adjusted EBITDA estimates are impacted by lower than normal order growth in the second quarter of 2020 due to COVID-19 and our continued investment in growing our sales force.

Full year 2020 estimates are unchanged. Revenue is estimated between $80.0 and $85.0 million with Adjusted EBITDA between $15.0 and $18.0 million. The full year revenue estimate is approximately 76% to 87% above 2019 revenue of $45.5 million.

Conference Call and Webcast Details:

Tuesday, July 28, 2020 at 2:15 p.m. MT – 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/36138

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.
Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(unaudited)

	June 30,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$16,916	$14,040
Accounts receivable	7,264	5,833
Inventory, net	4,707	2,378
Income taxes receivable	142	-
Prepaid expenses and other	804	315
Total current assets	29,833	22,566

Property and equipment, net	1,392	858
Operating lease asset	4,626	3,831
Finance lease asset	223	180
Deposits	282	329
Long-term deferred income taxes	403	513
Total assets	$36,759	$28,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,201	2,141
Operating lease liability	1,678	1,211
Finance lease liability	71	45
Income taxes payable	-	52
Accrued payroll and related taxes	2,070	1,748
Total current liabilities	6,020	5,197
Long-term liabilities:
Operating lease liability	3,618	3,282
Finance lease liability	164	145
Total liabilities	9,802	8,624

Stockholders' equity:
Common stock	34	34
Additional paid-in capital	10,548	9,198
Treasury stock	(3,846)	(3,846)
Retained earnings	20,310	14,356
Total Zynex, Inc. stockholders' equity	27,046	19,742
Non-controlling interest	(89)	(89)
Total stockholders' equity	26,957	19,653
Total liabilities and stockholders' equity	$36,759	$28,277

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
NET REVENUE
Devices	$4,281	$2,288	$7,725	$4,263
Supplies	14,982	8,009	26,766	15,230
Total net revenue	19,263	10,297	34,491	19,493

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	4,061	1,948	7,462	3,732
Sales and marketing	6,332	3,081	11,541	5,554
General and administrative	4,785	2,684	8,945	5,367
Total costs of revenue and operating expenses	15,178	7,713	27,948	14,653

Income from operations	4,085	2,584	6,543	4,840

Other income/(expense)
Deferred insurance reimbursement	-	-	-	880
Interest expense	(5)	-	(9)	-
Other income/(expense), net	(5)	-	(9)	880

Income from operations before income taxes	4,080	2,584	6,534	5,720
Income tax expense	1,063	422	580	1,208
Net Income	$3,017	$2,162	$5,954	$4,512

Net income per share:
Basic	$0.09	$0.07	$0.18	$0.14

Diluted	$0.09	$0.06	$0.17	$0.13

Weighted average basic shares outstanding	33,283	32,326	33,098	32,279
Weighted average diluted shares outstanding	34,454	33,953	34,329	33,837

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income	$3,017	$2,162	$5,954	$4,512
Depreciation and Amortization	97	76	165	142
Stock-based compensation expense	579	158	1,076	297
Interest expense and other (benefit), net	5	-	9	(880)
Income tax expense	1,063	422	580	1,208
Adjusted EBITDA	$4,761	$2,818	$7,784	$5,279
% of Net Revenue	25%	27%	23%	27%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.